Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Bitmine Immersion Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Fees to be Paid	1	Debt	Debt Securities	457(r)				0.00015310
Fees to be Paid	2	Equity	Preferred Stock	457(r)				0.00015310
Fees to be Paid	3	Equity	Common Stock, par value $0.0001	457(r)				0.00015310
Fees to be Paid	4	Other	Depositary Shares	457(r)				0.00015310
Fees to be Paid	5	Other	Warrants	457(r)				0.00015310
Fees to be Paid	6	Other	Rights	457(r)				0.00015310
Fees to be Paid	7	Other	Purchase Contracts	457(r)				0.00015310
Fees to be Paid	8	Other	Units	457(r)				0.00015310
Fees to Be Paid	9	Equity	Common Stock, $0.0001 par value per share	Rules 457(o)	$20,000,000,000	—	$20,000,000,000	0.00015310	$3,062,000.00
Fees Previously Paid	10	Equity	Common Stock, $0.0001 par value per share	Rules 457(o)	—	—	$4,500,000,000	0.00015310	$688,950.00
		Total Offering Amounts					$24,500,000,000		$3,750,950.00
		Total Fees Previously Paid							$688,950.00
		Total Fee Offsets							—
		Net Fee Due							$3,062,000.00

(1)	In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), Bitmine Immersion Technologies, Inc. (“Bitmine”) initially deferred payment of all of the registration fee in respect of the base prospectus filed with, and forming a part of, the Registration Statement on Form S-3ASR (SEC File No. 333-288579) filed on July 9, 2025.
(2)	See footnote (1) for detailed information.
(3)	See footnote (1) for detailed information.
(4)	See footnote (1) for detailed information.
(5)	See footnote (1) for detailed information.
(6)	See footnote (1) for detailed information.
(7)	See footnote (1) for detailed information.
(8)	See footnote (1) for detailed information.
(9)	An indeterminate number of shares of common stock as shall have an aggregate initial offering price not to exceed $20,000,000,000 are being registered hereunder as may from time to time be issued at indeterminate prices. In addition, pursuant to Rule 416 under the Securities Act, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(10)	Bitmine filed a prospectus supplement relating to this offering on July 9, 2025 and paid a filing fee of $306,200.00 on such date, calculated in accordance with Rule 457(o) of the Securities Act. The maximum aggregate offering price as contemplated by that prospectus supplement was $2,000,000,000. Bitmine filed a second prospectus supplement relating to this offering on July 24, 2025 and paid a filing fee of $382,750.00 on such date, calculated in accordance with Rule 457(o) of the Securities Act. The maximum aggregate offering price as contemplated by that prospectus supplement was $4,500,000,000. In connection with a new prospectus supplement that contemplates an increase in the maximum aggregate offering price from $4,500,000,000 to $24,500,000,000, an additional filing fee of $3,062,000.00 is being paid herewith, calculated in accordance with Rule 457(o) of the Securities Act.